EXHIBIT 10.5

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of the _____ day of ______, 20__, by and between       , an individual residing at       (the “Executive”), and HAWK CORPORATION, a Delaware corporation whose principal address is 200 Public Square, Suite 1500, Cleveland, Ohio 44114 (“Hawk”).

R E C I T A L S :

A. The Executive is an employee of Hawk or one of its subsidiary companies. Hawk and each of its subsidiary companies are referred to collectively in this Agreement as the “Corporation.” The definition of the Corporation includes each of the constituent entities, individually and collectively, and any successors as described in Section 4.2.

B. The Corporation considers it essential to its best interests and the best interests of the stockholders of the Corporation to foster the continued employment of key management personnel.

C. The uncertainty attendant to a possible Change in Control (as defined below) may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

D. The Board of Directors of Hawk has determined that that it is in the best interest of the Corporation and its stockholders that, in the event of a prospective Change in Control, the Executive be reasonably secure in his employment and position with the Corporation, so that the Executive can exercise independent judgment as to the best interest of the Corporation and its stockholders, without distraction by any personal uncertainties or risks regarding the Executive’s continued employment with the Corporation created by the possibility of such a Change in Control.

E. Therefore, Hawk and the Executive now desire to enter into this Agreement to assure severance benefits to the Executive in the event of a termination of his employment upon or after a Change in Control.

ACCORDINGLY, in consideration of the premises and the agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

(a) “Accountants” means Hawk’s independent public accountants.

(b) “Acquiring Person” means any Person who or that, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the Shares then outstanding; provided that none of the following shall be deemed an Acquiring Person for purposes of this Agreement: (i) the Corporation; (ii) any Welfare Benefit Plan of the Corporation or any trustee of or fiduciary with respect to any such Plan when acting in such capacity; or (iii) any Person that is the holder of any Series D Preferred Shares of Hawk as of the Commencement Date, and the Affiliates, successors, executors, legal representatives, heirs and legal assigns of such Person.

(c) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

(d) “Anniversary Date” means January 1 of each Calendar Year.

(e) “Annual Salary” means the sum of the amounts of the Executive’s regular base salary from the Corporation, excluding the value of any incentive and bonus compensation, stock option grants, 401(k) or pension contributions by the Corporation, medical, prescription and dental insurance premiums, automobile allowances, club memberships and other similar perquisites.

(f) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

(g) “Average Compensation” means fifty percent (50%) of the total amount of Annual Salary and bonus under any annual incentive compensation plan of the Corporation, if any, paid or payable to the Executive during or with respect to the two (2) Calendar Years ending immediately prior to the Calendar Year in which the termination of Executive’s employment occurs.

(h) “Benefit Continuation Period” means the period of thirty-six (36) consecutive months after the effective date of a Qualifying Termination.

(i) “Board” means the Board of Directors of Hawk.

(j) “Calendar Year” means the twelve (12) month period commencing each January 1 and ending each December 31.

(k) “Cause” means any of the following: (i) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony, or entering a plea of nolo contendere to such a crime; (ii) the commission by the Executive of a material and demonstrable act of fraud upon, or a material and demonstrable misappropriation of funds or property of, the Corporation; (iii) the material breach by the Executive, without the advance written consent of the Corporation, of any material Restrictive Covenant referenced in Section 4.1; (iv) any material act or omission by the Executive that directly results in material injury to the business or reputation of the Corporation; (v) the material breach by Executive of any material provision of this Agreement or any written employment agreement between the Executive and the Corporation; or (vi) the willful, material and repeated nonperformance of the Executive’s duties to the Corporation other than by reason of the Executive’s illness or incapacity; provided that:

(1) no breach of the Restrictive Covenants shall be deemed to constitute Cause if the Restrictive Covenants have expired pursuant to the provisions of paragraph 1 thereof;

(2) with respect to clauses (iii), (iv), (v) and (vi) of this Section 1.1(k), the Board shall provide the Executive with notice of such material breach or nonperformance (which notice shall specifically identify the manner and set forth specific facts, circumstances and examples of which the Board believes that the Executive has breached the Agreement, any of the Restrictive Covenants or any such employment agreement or not substantially performed his duties) and his continued willful failure to cure such breach or nonperformance within the time period set by the Board (which time period shall not be less than thirty (30) calendar days after his receipt of such notice);

(3) for purposes of clauses (v) and (vi) of this Section 1.1(k), no act or failure to act on the Executive’s part shall be deemed “willful” unless it is done or omitted by the Executive without his reasonable belief that such action or omission was in the best interest of the Corporation (assuming disclosure of the pertinent facts, any action or omission by the Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Corporation shall be deemed to have been taken in good faith and to not be willful for purposes of this Agreement);

(4) any act, or failure to act, by the Executive based upon authority given pursuant to a resolution duly adopted by the Board, or upon the instructions of a more senior officer of the Corporation, or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation; and

(5) a Qualifying Termination shall not be for Cause unless the Corporation provides the Executive with a copy of a resolution of the Board, adopted at a meeting of the Board by the affirmative vote of not less than three-quarters of the Whole Board (after at least ten (10) calendar days’ advance notice is provided to the Executive and the Executive is given an opportunity, together with his counsel, to be heard before the Board), determining that Cause exists and specifying the particulars thereof in reasonable detail.

(l) A “Change in Control” shall be deemed to have occurred if and as of such date that any Acquiring Person, alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of the Shares then outstanding.

(m) “CIC Multiple” means a factor of two and ninety-nine one-hundredths (2.99).

(n) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations. References herein to any Section of the Code or Treasury Regulation shall include any successor provisions of the Code or Treasury Regulations.

(o) “Commencement Date” means the later of April 1, 2006, or the date on which this Agreement has been executed by both Hawk and the Executive, which shall be the beginning date of the term of this Agreement.

(p) “Continuing Director” means any director of the Board who either: (i) is a member of the Board on the Commencement Date or thereafter is elected or appointed to the Board by the holders of the Series D Preferred Shares of Hawk; or (ii) is not (A) a Person proposing or attempting to effect a business combination or similar transaction with Hawk (including, without limitation, a merger, tender offer or exchange offer, a sale of substantially all of Hawk’s assets, or a liquidation of Hawk’s assets) or any Affiliate or Associate of such Person, or any Person acting directly or indirectly on behalf of, or as a representative of, or in concert with, any such Person, Affiliate or Associate, (B) an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a Person acting directly or indirectly on behalf of, or as a representative of, or in concert with, an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or (C) a Person who was directly or indirectly proposed or nominated as a director of Hawk by an Acquiring Person (excluding, for purposes of this clause (ii), any Person described in clause (iii) of Section 1.1(b)).

(q) “Disability” means that, as a result of a physical or mental condition, the Executive is unable to perform the essential functions of his job, with or without a reasonable accommodation, at the same level of performance as he engaged in prior to the onset of such condition, and that such situation is likely to continue for a substantial period of time. For purposes hereof, the Executive shall suffer a Disability if the Board determines in good faith that the Executive: (i) has been declared legally incompetent by a final court decree; (ii) has received disability insurance benefits, from any disability income insurance policy maintained by the Corporation, for a period of three (3) consecutive months; or (iii) has suffered a physical or mental disability within the meaning of §22(e)(3) of the Code, as determined by a medical doctor satisfactory to the Board.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References herein to any Section of the Exchange Act shall include any successor provisions of the Exchange Act.

(s) “Excise Tax” means the excise tax imposed by Section 4999 of the Code.

(t) “Good Reason” means the occurrence of any one or more of the following events (within the period beginning six (6) months prior to a Change in Control and ending at the end of the twenty-fourth (24th) month immediately following the month in which the Change in Control occurred) without the Executive’s specific written consent, except as a result of actions taken in connection with termination of the Executive’s employment for death, Disability or Cause:

(i) a material adverse change in the Executive’s duties, position or responsibilities as an executive of the Corporation as in effect immediately prior to the Change in Control (including but not limited to the Executive’s status, office, title, scope of responsibility over corporate level staff or operations functions, responsibilities as an officer of the Corporation or reporting relationship to the Chief Executive Officer of the Corporation); provided that a reduction in duties, position or responsibilities solely by virtue of the Corporation being acquired and made part of a larger entity (as, for example, if the Chief Financial Officer of the Corporation remains as such following a Change of Control but is not made the Chief Financial Officer of the larger acquiring entity) shall not constitute Good Reason; and further provided that the Executive shall have given the Corporation written notice of the alleged adverse change and the Corporation shall have failed to cure such change within thirty (30) days after its receipt of such notice;

(ii) a failure of the Corporation to pay or provide the Executive in a timely fashion the salary or benefits to which the Executive is entitled (whether under any written employment agreement between the Corporation and the Executive in effect on the date of the Change in Control or under any Welfare Benefit Plans (including but not limited to cash and stock bonus Plans) in which the Executive was participating at the time of the Change in Control); provided that such failure was other than an isolated, insubstantial and inadvertent action not taken in bad faith and is remedied by the Corporation within fifteen (15) days following receipt of written notice thereof from the Executive;

(iii) a reduction of the Executive’s base salary as in effect on the date of the Change in Control;

(iv) the taking of any action by the Corporation (including but not limited to the elimination of a Plan without providing substitutes therefor, the reduction of the Executive’s awards thereunder or failure to continue the Executive’s participation therein) that would materially diminish the aggregate projected value of the Executive’s awards or benefits under, or fail to provide awards or benefits substantially comparable to, the Welfare Benefit Plans of the Corporation in which the Executive was participating at the time of the Change in Control; provided that the diminishment of such awards or benefits as apply to other groups of employees of the Corporation in addition to executives covered by this or a similar agreement shall not constitute Good Reason;

(v) the relocation of the principal office at which the Executive performs services on behalf of the Corporation to a location more than fifty (50) miles from its location immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with the Executive’s travel obligations immediately prior to the Change in Control; or

(vi) a failure by the Corporation to obtain from any successor the assent to this Agreement described in Article IV within thirty (30) days after the occurrence of a Change in Control.

Any circumstance described in this Section 1.1(t) shall constitute Good Reason even if such circumstance would not constitute a breach by the Corporation of the terms of any written employment agreement between the Corporation and the Executive in effect on the date of the Change in Control. The Executive shall be deemed to have terminated his employment for Good Reason upon the effective date stated in a written notice of such termination given by the Executive to Hawk (which notice shall not be given, in the circumstances described in clause (i) of this Section 1.1(t) before the end of the thirty (30) day period described therein, or in the circumstances described in clause (ii) of this Section 1.1(t) before the end of the fifteen (15) day period described therein), setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination; provided that the effective date may not precede, nor be more than sixty (60) days after, the date such notice is given. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

(u) “Person” means any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor (by merger or otherwise) of such entity.

(v) “Plan” means any bonus, incentive compensation, savings, retirement, stock option, stock appreciation, stock ownership or purchase, pension, deferred compensation or Welfare Benefits plan, policy, practice, program or arrangement of (including any separate contract or agreement with) the Corporation for its U.S. employees, but does not include any employment agreement between the Executive and the Corporation.

(w) “Prime Rate” means the rate of interest published from time to time by The Wall Street Journal, and designated as the Prime Rate in the “Money Rates” section of such publication. If such publication describes the Prime Rate as a range of rates, for purposes of this Agreement, the Prime Rate will be the highest rate designated in such range.

(x) “Qualifying Termination” shall mean a termination of the Executive’s employment following a Change in Control, during the term of this Agreement, for any reason excluding: (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the exhaustion of the Executive’s Welfare Benefits under the terms of an applicable sick pay or long-term disability Plan of the Corporation (other than by reason of the amendment or termination of such a Plan); (iv) by the Corporation for Cause; or (v) by the Executive without Good Reason. In addition, a Qualifying Termination shall be deemed to have occurred if, prior to a Change in Control, the Executive’s employment is terminated during the term of this Agreement (A) by the Corporation without Cause or (B) by the Executive based on events or circumstances that would constitute Good Reason if a Change in Control had occurred, in either case, (x) at the request of a Person that has entered into an agreement with the Corporation, the consummation of which would constitute a Change in Control, or (y) otherwise in connection with, as a result of or in anticipation of a Change in Control. The mere act of approving a Change in Control agreement shall not in and of itself be deemed to constitute an event or circumstance in anticipation of a Change in Control for purposes of this Section 1.1(x).

(y) “Release” means a general waiver and release in substantially the form attached hereto as Exhibit A.

(z) “Section 409A” means Section 409A of the Code.

(aa) “Shares” shall mean the shares of Class A Common Stock, $0.01 par value, of Hawk, any securities issued in exchange for or replacement of the shares of Class A Common Stock outstanding from time to time, and such other securities of Hawk as a majority of the Continuing Directors may from time to time determine.

(bb) “Stock Award” means a stock option, stock appreciation right, restricted stock grant, performance share Plan or any other agreement in which the Executive has, or will (by the passage of time only, not based on the Executive’s performance) have, (i) an interest in capital stock of Hawk or a right to obtain capital stock or an interest in capital stock of Hawk or (ii) an interest or right whose economic value depends solely on the performance of the capital stock of Hawk.

(cc) “Treasury Regulations” means the U.S. Department of the Treasury Regulations promulgated or proposed under the Code.

(dd) “Welfare Benefits” means medical, prescription, dental, disability, group life and accidental death insurance (whether funded by insurance policy or self-insured by the Corporation) provided or arranged by the Corporation to be provided to its U.S. employees or former U.S. employees.

(ee) “Welfare Benefit Plan” means any Plan that provides any Welfare Benefits.

(ff) “Whole Board” means the total number of directors the Board would have if there were no vacancies.

ARTICLE II

TERM OF AGREEMENT

2.1 The initial term of this Agreement shall begin on the Commencement Date and end on the December 31 immediately following the Commencement Date. The term of this Agreement shall automatically be extended for an additional Calendar Year on the first Anniversary Date immediately following the initial term of this Agreement without further action by either party, and shall be automatically extended for an additional Calendar Year on each succeeding Anniversary Date, unless Hawk serves notice on the Executive, at least thirty (30) days prior to such Anniversary Date, of Hawk’s intention not to extend this Agreement. Notwithstanding the foregoing, if a Change in Control shall occur during the term of this Agreement, then this Agreement shall terminate three (3) years after the date the Change in Control is completed.

2.2 Notwithstanding Section 2.1, the term of this Agreement shall end upon any termination of the Executive’s employment that is other than a Qualifying Termination in connection with a Change in Control. For example, this Agreement shall terminate if the Executive’s position is eliminated and the Executive’s employment is terminated due to a downsizing, consolidation or restructuring of the Corporation, or due to the sale, disposition or divestiture of all or a portion of the Corporation, in each case other than in connection with a Change in Control.

ARTICLE III

COMPENSATION UPON A QUALIFYING TERMINATION
IN CONNECTION WITH A CHANGE IN CONTROL

3.1 Except as otherwise provided in Sections 3.2, 3.3 and 4.2, upon a Qualifying Termination, the Executive shall be under no further obligation to perform services for the Corporation and shall be entitled to receive the following payments and benefits:

(a) Within five (5) days after the expiration of the Revocation Period (as defined in the Release), the Corporation shall make a lump sum cash payment to the Executive in an amount equal to the sum of: (i) the Executive’s Annual Salary through the date of termination, to the extent not theretofore paid; (ii) the product of (x) the bonus or compensation due under any annual incentive compensation plan applicable to the Executive for the Calendar Year in which the termination of Executive’s employment occurs, and (y) a fraction, the numerator of which is the number of days in such Calendar Year through the date of termination, and the denominator of which is 365, except that annual incentive plans that do not have predetermined annual target awards for participants shall have their pro-rated incentive compensation award for the then current Calendar Year paid as soon as practicable; and (iii) all unreimbursed expenses incurred and reported by the Executive in compliance with the Corporation’s business expense reimbursement policies as in effect immediately prior to the Change in Control; in each case in full satisfaction of the rights of the Executive thereto; and

(b) Within sixty (60) days after the expiration of the Revocation Period (as defined in the Release), the Corporation shall make a lump sum cash payment to the Executive in an amount equal to the CIC Multiple times the Executive’s Average Compensation (except to such extent as that amount may be limited by Section 3.3). If the Qualifying Termination is of the nature described in clause (A) or (B) of Section 1.1(x), no such lump sum payment shall be made unless and until the Change in Control related to the Qualifying Termination shall have occurred.

(c) The Corporation shall continue to provide or arrange to provide the Executive (whether or not under any Welfare Benefit Plan then maintained), at the Corporation’s sole expense and for the Benefit Continuation Period, Welfare Benefits that are substantially the same the Welfare Benefits provided to the Executive (and the Executive’s spouse, dependents and beneficiaries) immediately before the occurrence of a Qualifying Termination, except that the Welfare Benefits to which the Executive is entitled under this Section 3.1(c) shall be subject to the Executive’s compliance with the restrictions described in Sections 3.2, 3.3 and 4.2, and shall be reduced to the extent that comparable welfare benefits are received by the Executive from an employer other than the Corporation during the Benefit Continuation Period. (Any indirect payment by the Corporation, before the occurrence of a Qualifying Termination, of the cost of the participation by the Executive, or the Executive’s spouse, dependents or beneficiaries, in any Welfare Benefit Plan as a reimbursement or a credit to the Executive does not mean that the corresponding Welfare Benefits were not being “provided to the Executive” by the Corporation for the purpose of this Section 3.1(c)). Notwithstanding the foregoing, this Section 3.1(c) shall not apply if the termination of the Executive’s employment is attributable to the death of the Executive; provided that, in such event, the spouse, dependents and beneficiaries of the Executive shall be entitled to whatever rights and benefits they have under the Plans at the time of death and nothing herein shall be construed to limit such rights and benefits. In the event that the Corporation cannot provide coverage under any Welfare Benefit Plan, as described in this Section 3.1(c), for the entire Benefit Continuation Period or any portion thereof, for whatever reason, then the Corporation shall pay the actuarial equivalent of the present value of such foregone coverage for the Executive (and his spouse, dependents and beneficiaries, as applicable) directly to the Executive, in a cash lump sum payment, within sixty (60) days after the Executive’s return of the signed release referred to in Section 3.2(a). Such determination for each affected Welfare Benefit Plan shall be made in good faith by the Compensation Committee of the Board.

(d) Each Stock Award of the Executive that is outstanding immediately before the occurrence of a Qualifying Termination and not yet exercised or forfeited (as the case may be) shall automatically accelerate and become fully vested, exercisable or nonforfeitable upon the occurrence of a Qualifying Termination, as though all requisite time had passed, or all requisite performance goals had been attained or satisfied, to fully vest the Stock Award or cause it to become fully vested, exercisable or nonforfeitable. In addition to Stock Awards, any compensation due to the Executive under any performance-based, long-term incentive plan of the Corporation will automatically accelerate and become fully payable and nonforfeitable upon the occurrence of a Qualifying Termination, as though all requisite time had passed to fully vest such compensation and all requisite performance goals attributable thereto have been fully attained or satisfied.

(e) The Executive shall be entitled to such outplacement services and other non-cash severance or separation benefits as may then be available under the terms of a Plan or agreement to groups of employees of the Corporation in addition to executives who are covered under the terms of this or a similar agreement. To the extent any benefits described in this Section 3.1(e) cannot be provided pursuant to the appropriate Plan or program maintained by the Corporation, Hawk shall provide such benefits outside such plan or program to the Executive at no additional cost.

3.2 Notwithstanding the provisions of Section 3.1:

(a) The severance payments and benefits provided under Sections 3.1(b) through 3.1(e) and, if applicable, Section 3.3 shall be conditioned upon the Executive executing and delivering to Hawk, at the time the Executive’s employment is terminated, the Release. Within ten (10) days after delivery of an executed copy of the Release by the Executive, Hawk shall execute and deliver a copy of the Release to the Executive. The Release shall not become effective unless and until it has been executed and delivered by each of the Executive and Hawk; provided that the severance payments and benefits provided under Sections 3.1(b) through 3.1(e) and, if applicable, Section 3.3 are not be conditioned upon Hawk’s execution or delivery of the Release.

(b) The severance payments and benefits provided under Sections 3.1 through 3.1(e) and, if applicable, Section 3.3 shall be subject to, and conditioned upon, the waiver of any other cash severance payment or other benefits provided by the Corporation pursuant to any other severance agreement between the Corporation and the Executive. No amount shall be payable under this Agreement to, or on behalf of, the Executive unless and until the Executive has executed and delivered such a waiver, in a form established by the Corporation.

3.3 Notwithstanding the provisions of Section 3.1:

(a) In the event it shall be determined that any compensation by or benefit from the Corporation to the Executive or for the Executive’s benefit, whether pursuant to the terms of this Agreement or otherwise, (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would be subject to the Excise Tax, then the Executive’s benefits under this Agreement shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b) Unless the Corporation and the Executive otherwise agree in writing, any determination required under this Section 3.3 shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 3.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.3. The Corporation shall bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 3.3.

(c) The parties’ intent in entering into this Agreement is that none of the payment arrangements hereunder constitute a “deferral of compensation” under Section 409A, and this Agreement shall be interpreted in a manner consistent with that intent. The parties acknowledge that uncertainty exists with respect to certain interpretive issues under Section 409A. Accordingly, notwithstanding any provision of this Agreement to the contrary, the parties agree that, to the extent the Corporation in good faith determines both that any payment provided for hereunder constitutes a “deferral of compensation” under Section 409A and that the Executive is as of the relevant date a “key employee” as defined in Section 409A(a)-(2)(B)(i), then no amounts shall be payable to the Executive hereunder prior to the earlier of (i) the date of the Executive’s death following a Qualifying Termination, or (ii) the date that is six (6) months following the date of the Executive’s “separation from service” from the Corporation (within the meaning of Section 409A). The parties shall cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A; provided that no such amendment shall materially increase the cost to, or impose any additional liability on, the Corporation with respect to any benefits described or provided herein.

(d) The Corporation shall also pay the Executive an amount equal to the reasonable legal fees and other expenses incurred in good faith by him in connection with the contest or defense of any tax audit or proceeding by the Internal Revenue Service to the extent that Section 4999 of the Code is alleged or claimed to apply to any payment or benefit provided under this Agreement. The Corporation shall be obligated under the preceding sentence even if the Executive is not successful in any such tax contest or defense, so long as he acted in good faith. The Corporation shall make any payment required hereby within thirty (30) days after delivery of notice from the Executive requesting payment and providing such evidence of the incurrence of those fees and expenses as the Corporation may reasonably request.

(e) The Corporation shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local or other taxes that it is legally required to withhold.

(f) Except as specifically provided herein, the Executive alone shall be liable for the payment of any and all tax cost, incremental or otherwise, incurred by the Executive in connection with the provision of any benefits described in this Agreement. No provision of this Agreement shall be interpreted to provide for the gross-up or other mitigation of any amount payable or benefit provided to the Executive under terms of this Agreement as a result of such taxes.

3.4 The Corporation acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following a Qualifying Termination. Accordingly, the parties hereto expressly agree that payments to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

3.5 The Corporation’s obligations under this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense or other right the Corporation may have against the Executive, except as otherwise specifically provided herein or in the Release.

3.6 The Corporation intends that the Executive not be required to incur any expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Corporation has failed to comply with any of its obligations under this Agreement or in the event that the Corporation or any other Person takes any action to declare the Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Corporation, to represent the Executive in connection with the litigation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other Affiliate or Associate, in any jurisdiction. The Corporation shall make any payment required hereby within thirty (30) days after delivery of notice from the Executive requesting payment and providing such evidence of the incurrence of those fees and expenses as the Corporation may reasonably request.

3.7 Without limiting the rights of the Executive at law or in equity, if the Corporation fails to make any payment required to be under this Agreement on a timely basis, the Corporation shall pay interest on the amount thereof at an annualized rate of interest equal to the then-applicable Prime Rate or, if lesser, the highest rate allowed by applicable usury laws.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1 In consideration of the execution and delivery of this Agreement by the Corporation, the Executive agrees to abide by the restrictive covenants set forth in Exhibit B hereto (collectively, the “Restrictive Covenants”), which are incorporated by reference as though fully rewritten here.

4.2 The severance payments and benefits provided under Article III of this Agreement shall be subject to, and conditioned upon, the Executive’s compliance with the Restrictive Covenants unless the Restrictive Covenants have expired as provided in paragraph 1 thereof.

ARTICLE V

SUCCESSOR TO CORPORATION

5.1 This Agreement shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that Hawk would be obligated under this Agreement if no succession had taken place.

5.2 In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform Hawk’s obligations under this Agreement, in the same manner and to the same extent that Hawk would be required to perform if no such succession had taken place. The term “Corporation,” as used in this Agreement, shall mean the Corporation as hereinbefore defined and any such successor assignee to its business or assets which by reason hereof becomes bound by this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or when mailed, by certified or registered mail, return receipt requested, postage prepaid, to the parties hereto at the address set forth in the preamble of this Agreement, or to such other address as a party shall furnish to the other by notice given in accordance with this Section.

6.2 Except to the extent otherwise provided in Article II, no provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by the party against whom enforcement of such modification, waiver or discharge is sought. No waiver by either party of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.

6.3 This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State. Subject to Section 3.1(g), the parties intend to and hereby do confer exclusive jurisdiction upon the courts of any jurisdiction located within Cuyahoga County, Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof.

6.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available.

6.6 The captions in this Agreement are included for convenience only and shall not in any way effect the interpretation or construction of any provision hereof.

6.7 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement is intended, and it shall not be construed, to give any Person other than the parties hereto any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

6.8 This Agreement embodies the entire agreement and understanding between Hawk and the Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof (including but not limited to any previous non-disclosure and/or non-competition agreement between the Executive and the Corporation).

6.9 This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.10 THIS AGREEMENT DOES NOT CONSTITUTE AN EMPLOYMENT CONTRACT OR IMPOSE ON THE EXECUTIVE OR THE CORPORATION ANY OBLIGATION TO RETAIN THE EXECUTIVE AS AN EMPLOYEE OR TO CHANGE THE STATUS OF THE EXECUTIVE’S EMPLOYMENT. NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE EXECUTIVE ANY RIGHT OR ENTITLEMENT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE CORPORATION OR INTERFERE IN ANY WAY WITH THE RIGHT OR POWER OF THE CORPORATION TO TERMINATE THE EXECUTIVE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has executed this Agreement, and Hawk has caused this Change in Control Agreement to be duly executed on its behalf, as of the date first written above.

HAWK CORPORATION

By:
Its:

EXECUTIVE:

EXHIBIT A

FORM OF THE RELEASE

GENERAL WAIVER AND RELEASE OF CLAIMS

THIS GENERAL WAIVER AND RELEASE OF CLAIMS (“Release”) is made by and between HAWK CORPORATION, a Delaware corporation (“Hawk” and, together with its direct and indirect subsidiaries, the “Corporation”), and the undersigned executive officer or employee of the Corporation (the “Executive”).

R E C I T A L S :

A. The Executive has been employed by the Corporation and, in connection therewith, the Executive and Hawk have previously entered into a Change in Control Agreement (the “CIC Agreement”).

B. This Release is being entered into pursuant to Section 3.2(a) of the CIC Agreement and in connection with the termination of the Executive’s employment by the Corporation, and in consideration for the payment by the Corporation of certain severance benefits as more fully described in the CIC Agreement.

ACCORDINGLY, in consideration of the foregoing premises and the agreements hereinafter set forth, the parties agree as follows:

1. Confirmation of Termination. The Executive hereby confirms the termination of his employment with the Corporation effective as of ____________________, _____ (the “Termination Date”).

2. Release of Claims. For good and valuable consideration, including but not limited to the agreement to provide certain benefits pursuant to the CIC Agreement, the Executive does hereby fully, finally and forever release and discharge the Corporation, its predecessors, successors, subsidiaries, divisions, affiliates, representatives, officers, directors, members, managers, shareholders, agents, employees, attorneys and assigns, of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses of any and every nature whatsoever, whether known or not known, from the beginning of time to the date of this Release, concerning the employment or termination of the Executive by the Corporation, and including any and all acts that have been or could have been alleged to have violated the Executive’s rights under federal, state or local law (including but not limited to the following: the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Human Rights Laws of the State and City of New York; the California Fair Employment and Housing Act; all Federal and State Family and Medical Leave Acts; the Employee Retirement Income Security Act (ERISA)), or any contract of employment, express or implied and any provision of any other law concerning the Executive’s employment or termination thereof, common or statutory, including but not limited to any law of the United States of America, the State of Ohio or any other state or government entity.  Notwithstanding the foregoing, excluded from this release are any claims or causes of action by or on behalf of the Executive for: (i) any payment or benefit that may be due or payable under the CIC Agreement or any Plan (as defined in the CIC Agreement) prior to the receipt thereof; (ii) any failure by the Corporation to cooperate with the Executive in exercising his vested Stock Awards (as defined in the CIC Agreement) in accordance with the terms hereof and of the respective Plan and any other agreement relating to the Stock Awards; (iii) the non-payment of any accrued and unpaid salary or benefits to which the Executive is entitled from the Corporation as of the effective date of the Qualifying Termination (as defined in the CIC Agreement); (iv) a breach by the Corporation of this Release, the CIC Agreement or the provisions of any written employment agreement between the Corporation and the Executive that expressly survive the Termination Date; or (v) any failure by the Corporation to provide the Executive with any indemnification, advancement of expenses (including but not limited to attorneys fees) or insurance proceeds to which the Executive is entitled under the Corporation’s charter documents or directors and officers insurance policy.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE EXECUTIVE IS HEREBY ADVISED AS FOLLOWS:

(A) THE EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT CONTAINING A RELEASE;

(B) THE EXECUTIVE HAS UP TO TWENTY-ONE (21) DAYS FROM THE DATE ON WHICH HE RECEIVES THIS DOCUMENT TO CONSIDER WHETHER OR NOT HE WILL SIGN IT; AND

(C) THE EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS DOCUMENT (THE “REVOCATION PERIOD”) TO REVOKE HIS SIGNATURE, AND THE RELEASE WILL NOT BECOME EFFECTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

IF THE EXECUTIVE CHOOSES TO REVOKE THIS RELEASE, HIS REVOCATION MUST BE IN A SIGNED WRITING AND MUST BE RECEIVED BY THE CHIEF EXECUTIVE OFFICER OF HAWK PRIOR TO THE EXPIRATION OF THE REVOCATION PERIOD.

THE EXECUTIVE ACKNOWLEDGES THAT CERTAIN OF THE SEVERANCE PAYMENTS AND BENEFITS DESCRIBED IN THE CIC AGREEMENT ARE CONTINGENT UPON HIS SIGNING THIS RELEASE AND ARE PAYABLE ONLY IF THE REVOCATION PERIOD HAS EXPIRED WITHOUT REVOCATION OF THIS RELEASE.

Except for obligations of the Executive created by this Release, the CIC Agreement (including but not limited to the Restrictive Covenants) and the provisions of any written employment agreement between the Corporation and the Executive that expressly survive the Termination Date, the Corporation does hereby fully, finally and forever release and discharge the Executive and his heirs, estate, beneficiaries, agents, employees, attorneys, successors and assigns, of and from all claims, demands, actions, causes of action, suits, damages, losses and expenses of any and every nature whatsoever, whether known or not known, from the beginning of time to the date of this Release, including but not limited to all claims arising from Executive’s position as an officer, director, manager or employee of the Corporation and the termination of that relationship.

3. No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by the Executive of any acts of wrongdoing against the Corporation or any other person or that the Executive has any claim, whatsoever, against the Corporation or any of the Corporation’s officers, directors, members, managers, employees, affiliates or agents.

4. Cooperation. The Executive agrees to fully cooperate, in good faith and to the best of his ability, with reasonable requests of the Corporation in connection with all pending, threatened or future claims, actions, litigations, arbitrations or inquiries by any state, federal, foreign or private person or entity, directly or indirectly arising from or relating to any transaction, event or activity he was involved in, participated in, or had knowledge of, in the course of his employment. Such cooperation will be at mutually-agreeable times and the Corporation agrees to reimburse the Executive for the time (to the extent that such cooperation exceeds one hour in any given day) and expenses incurred in providing such cooperation including, in accordance with the Corporation’s practice, customary per-diem amounts incurred in providing testimony. This Section 4 shall not apply if the claim, action, litigation or arbitration relates to a dispute or controversy between the Corporation and the Executive.

5. Severability. If any provision of this Release is declared or determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Release, the validity of the remaining parts, terms or provisions shall not be affected thereby. Furthermore, the parties hereto agree that it is their intention that any unenforceable provision shall be reformed to make it enforceable in accordance with the interest of the parties hereto.

6. Amendment and Waiver. No provision of this Release may be modified, waived or discharged except in writing specifically referring to such provision and signed by the party against whom enforcement of such modification, waiver or discharge is sought. No waiver by either party of the breach of any condition or provision of this Release shall be deemed a waiver of any other condition or provision at the same or any other time.

7 Governing Law, Venue and Submission to Jurisdiction. This Release and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State. The parties intend to and hereby do confer exclusive jurisdiction upon the courts of any jurisdiction located within Cuyahoga County, Ohio to determine any dispute arising out of or related to this Release, including the enforcement and the breach hereof.

8. Binding on Successors, Etc. This Release shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Nothing in this Release is intended, and it shall not be construed, to give any person or entity other than the parties hereto (other than the direct and indirect subsidiaries of Hawk) any right, remedy or claim under or in respect of this Release or any provisions hereof.

9. Notices. All notices, demands and other communications required or permitted to be given hereunder shall be subject to Section 5.1 of the CIC Agreement.

10. Section Headings. Section headings are for convenient reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Release.

11. Entire Agreement. This Release embodies the entire agreement and understanding between Hawk and the Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

12. Counterparts. This Release may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has executed this Release, and Hawk has caused this Release to be duly executed on its behalf, as of the Termination Date.

HAWK CORPORATION

By:
Its:

EXECUTIVE

Signature:
Printed name:

EXHIBIT B

RESTRICTIVE COVENANTS

1. Expiration. Notwithstanding any provision to the contrary set forth below or elsewhere in this Agreement, these Restrictive Covenants shall expire and be of no further force or effect upon the effective date of the sooner to occur of (i) any Change in Control that has not been approved by a majority of the Continuing Directors or (ii) a Qualifying Termination of the Executive’s employment that is of the nature described in clause (A) or (B) of Section 1.1(x) of the Agreement.

2. The Company Business. The parties acknowledge that the Corporation is engaged in the business of designing, engineering, manufacturing and marketing friction materials and powder metal components used in a wide variety of aerospace, industrial, construction and other commercial applications (the “Company Business”).

3. Non-Compete. During the period which includes the entire term of the Executive’s employment with the Corporation and one (1) year following the termination of such employment, however caused (the “Restricted Period”), the Executive shall not, directly or indirectly, either (a) within any state in which the Corporation has actively engaged in the Company Business during any part of the term of the Executive’s employment with the Corporation, or (b) within any state in which the Executive has actively engaged in any activities on behalf of the Corporation during any part of the term of the Executive’s employment with the Corporation, or (c) with respect to any customer or supplier with whom the Executive has had material dealings on behalf of the Corporation during any part of the term of the Executive’s employment with the Corporation, compete with the Corporation in any manner in any area of the Company Business in which the Executive has worked for the Corporation, on behalf of the Executive or any other Person, including, without limitation, that the Executive shall not: (i) engage in the Company Business for his own account; (ii) enter the employ of, or render any services to, any Person engaged in the Company Business; (iii) request or instigate any account or customer of the Corporation to withdraw, diminish, curtail or cancel any of its business with the Corporation; or (iv) become interested in any Person engaged in the Company Business as an owner, partner, stockholder, officer, director, licensor, licensee, principal, agent, the Executive, trustee, consultant or in any other relationship or capacity; provided that the Executive may own, directly or indirectly, solely as an investment, securities of any corporation which are traded on any national securities exchange if he (x) is not a controlling person of, or a member of a group which controls, such corporation or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such corporation. In the event of the Executive’s breach of any provision of this section, the running of the Restricted Period shall be automatically tolled (i.e., no part of the Restricted Period shall expire) from and after the date of the first such breach.

4. Confidential Information. The Executive acknowledges that confidential information, including, without limitation, information, knowledge or data (i) of a technical nature such as but not limited to methods, know-how, formulae, compositions, processes, machinery (including computer hardware), discoveries, inventions, products, product specifications, computer programs and similar items or research projects; (ii) of a business nature such as but not limited to information about products, cost, purchasing or suppliers, profits, market, sales or customers, including lists of customers, and the financial condition of the Corporation; (iii) pertaining to future developments such as but not limited to strategic planning, research and development or future marketing or merchandising, and trade secrets of the Corporation; and (iv) all other matters which the Corporation treats as confidential (the items described above being referred to collectively hereinafter as “Confidential Information”), are valuable, special and unique assets of the Corporation. During and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Corporation, any and all Confidential Information learned by the Executive before or after the date of this Agreement, and shall not disclose such Confidential Information to anyone outside of the Corporation either during or after employment by the Corporation, except as required in the course of performing duties of his employment with the Corporation, without the express written consent of the Corporation or as required by law.

5. Property of the Corporation. The Executive agrees to deliver promptly to the Corporation all drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and files, memoranda, customer lists and all other materials relating in any way to the Company Business and in any way obtained by the Executive during the period of his employment with the Corporation which are in his possession or under his control, and all copies thereof, (i) upon termination of the Executive’s employment with the Corporation, or (ii) at any other time at the Corporation’s request. The Executive further agrees he will not make or retain any copies of any of the foregoing and will so represent to the Corporation upon termination of his employment.

     6. Employees and Consultants of the Corporation. During and for a period of two (2) years after the expiration of the Restricted Period, the Executive shall not, directly or indirectly (i) hire, solicit, or encourage to either leave the employment of or cease working with the Corporation, any person who is then an employee of the Corporation, or any consultant who is then engaged by the Corporation, or (ii) hire any employee or consultant who had left the employment of or had ceased consulting with the Corporation but who had not yet been a former employee or former consultant of the Corporation for one (1) full year.

7. Inventions.

(a) The Executive will promptly disclose in writing to the Corporation all inventions, discoveries, developments, improvements and innovations (collectively, “Inventions”) whether patentable or not, conceived or made by the Executive, either solely or in concert with others, during the period of his employment with the Corporation, including, but not limited to, any period prior to the date of this Agreement, whether or not made or conceived during working hours that (i) relate in any manner to the existing or contemplated business or research activities of the Corporation, or (ii) are suggested by or result from the Executive’s work with the Corporation, or (iii) result from the use of the Corporation’s time, materials or facilities, and the Executive agrees and understands that all such Inventions shall be the exclusive property of the Corporation.

(b) The Executive hereby assigns to the Corporation his entire right, title and interest to all such Inventions which are the property of the Corporation under the provisions of paragraph 7(a) above; and to all unpatented Inventions which the Executive now owns except those specifically described in paragraph 9 below, and the Executive will, at the Corporation’s request and expense, execute specific assignments to any such Invention and execute, acknowledge and deliver such other documents and take such further action as may be considered necessary by the Corporation at any time during or subsequent to the period of his employment with the Corporation to obtain and defend letters patent in any and all countries and to vest title in such Inventions in the Corporation or its assigns.

(c) The Executive agrees that an Invention disclosed by him to a third person or described in a patent application filed by him or in his behalf within six (6) months following the period of his employment with the Corporation shall be presumed to have been conceived or made by him during the period of his employment with the Corporation unless proved to have been conceived and made by him following the termination of employment with the Corporation.

8. Rights and Remedies Upon Breach. Both parties recognize that the rights and obligations set forth in this Agreement are special, unique and of extraordinary character. If the Executive breaches, or threatens to commit a breach of, any of the provisions of paragraphs 3 through 7 above (collectively, the “Restrictive Covenants”), then the Corporation shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide adequate remedy to the Corporation. As to the covenants contained in paragraph 3 above, specific performance shall be for a period of time equal to the unexpired portion of the Restricted Period, giving full effect to the tolling provision of paragraph 3 above, and beginning on the earlier of the date on which the court’s order becomes final and non-appealable and the date on which all appeals have been exhausted.

(b) Accounting. The right and remedy to require the Executive to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by it as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Corporation.
(c) Blue-Pencilling. If any court determines that any one or more of the Restrictive Covenants, or any part thereof, shall be unenforceable because of the scope, duration and/or geographical area covered by such provision, such court shall have the power to reduce the scope, duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9. Excluded Inventions. The following is a list of all Inventions, whether patented or unpatented, in which the Executive has any interest and that the Executive does not assign to the Corporation pursuant hereto (if no Inventions are described below, then there are no exclusions from the assignment set forth herein):

Initials of the signatory for the Corporation: _____    Initials of the Executive: _____